UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

Washington, D.C. 20549

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the Securities Exchange Act of 1934 (Amendment No.   )

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HKN, INC.

(Name of Registrant as Specified in Its Charter)

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HKN, INC.

180 State Street, Suite 200

Southlake, Texas 76092

NOTICE OF WRITTEN CONSENT IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Notice is hereby given that our board of directors has approved and the holder of a majority of the outstanding shares of our common stock have approved by written consent in lieu of an annual stockholders’ meeting for the fiscal year 2013 the election of:

Five directors to serve as members of HKN’s Board of Directors until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

Because the holder of a majority of the outstanding shares of our common stock, being approximately 66%, approved the foregoing corporate actions pursuant to a written consent, our board of directors believes it is not in the best interest of our company and its stockholders to incur costs of holding an annual stockholders’ meeting for the fiscal year 2013 or of soliciting proxies or consents from additional stockholders in connection with these corporate actions. Based on the foregoing, our board of directors has determined not to call an annual stockholders’ meeting for the fiscal year 2013.

This Notice, the accompanying Information Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being made available on or about October 16, 2013 to all of our stockholders of record at the close of business October 1, 2013 (the “Record Date”).

In accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the corporate actions will be effective no earlier than twenty (20) days after this Information Statement has been made available to our stockholders.

By Order of the Board of Directors

/s/ Sarah B. Gasch

Sarah B. Gasch

Executive Vice President and Chief Financial Officer

Southlake, Texas

October 10, 2013

HKN, INC.

180 State Street, Suite 200

Southlake, Texas 76092

INFORMATION STATEMENT

HKN Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), is making this Information Statement available on or about October 16, 2013 to all of the Company’s stockholders of record as of October 1, 2013 (the “record date”). As of the record date, 401,941 shares of our common stock were issued and outstanding.

Each outstanding share of our common stock is entitled to one vote per share. Holders of approximately 66% of the outstanding shares of our common stock have approved by written consent in lieu of an annual stockholders’ meeting (the “Written Consent”) the following corporate actions: (1) re-election of the following five (5) incumbent directors to serve on the Company’s board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: (a) Michael M. Ameen, Jr., (b) Mikel D. Faulkner, (c) Dr. William J. Petty, (d) Alan G. Quasha and (e) H. A. Smith.

This Information Statement is being made available pursuant to the requirements of Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of our common stock who were entitled to consent to the matters authorized by the Written Consent. This Information Statement also constitutes notice of the actions that have been approved pursuant to the Written Consent for purposes of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Because holders of approximately 66% of the outstanding shares of our common stock have executed the Written Consent, no vote or consent of any other stockholder is being, or will be, solicited in connection with the authorization of the matters set forth in the Written Consent. Under the DGCL and our Bylaws, the votes represented by the holders signing the Written Consent are sufficient in number to elect directors, without the vote or consent of any other stockholder of the Company. The DGCL provides that any action that is required to be taken, or that may be taken, at any annual or special meeting of stockholders of a Delaware corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

Based on the foregoing, our board of directors has determined not to call an annual meeting of stockholders in the fiscal year 2013. The board of directors believes it would not be in the best interests of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. There are no appraisal rights as a result of the approval of these actions.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is also being made available to our stockholders of record as of the record date.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to our Bylaws and the DGCL, a vote by the holders of at least a majority of our outstanding shares of common stock was required to approve the corporate actions set forth in the Written Consent. As of the record date, 401,941 shares of our common stock were issued and outstanding. The consenting stockholder group, which consists of Brean Murray Carret Group, Inc, and its beneficial owners, were collectively the record and/or beneficial owners of approximately 264 thousand shares of the outstanding shares of our common stock outstanding on the record date, which represented approximately 66% of the issued and outstanding shares of our common stock as of that date. Pursuant to Section 228 of the DGCL, the consenting stockholders voted in favor of the actions described herein in a written consent, attached hereto as Annex A. No consideration was paid for any stockholder’s consent. The Brean Murray Carret Group, Inc.’s beneficial holdings of our outstanding common stock are set forth in the table under “Security Ownership of Certain Beneficial Owner” included below in this Information Statement.

OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

As of September 30, 2013 the only persons known by HKN to beneficially own five percent (5%) or more of the outstanding shares of HKN Common Stock were:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Common Stock	Brean Murray Carret Group, Inc. Tropic Isle Building P.O. Box 3331 Road Town, Tortola British Virgin Islands, VG 1110	264,325	65.76%

Security Ownership of Directors and Management

The following table sets forth information, as of September 30, 2013, regarding the number of shares of Common Stock beneficially owned by our current directors and executive officers that are named in the 2012 Summary Compensation Table, and all of HKN’s directors and named executive officers as a group. Each director and executive officer has sole voting and investment power with respect to the shares beneficially owned by him/her.

Name	Number of Shares Beneficially Owned		Percent of Class

Michael M. Ameen, Jr.	65		*

Mikel D. Faulkner	75		*

Dr. J. William Petty	81		*

Alan G. Quasha	0	(1)	*

H.A. Smith	33		*

Sarah B. Gasch	0		*

All directors and named executive officers as a group (6 persons)	254		*

*			Less than 1%

(1)			Does not include 264,325 shares beneficially owned by Brean Murray Carret Group, Inc. (“Brean”). Mr. Alan Quasha is the brother of Wayne Quasha, who is deemed to be the beneficial owner of Brean through the AQ, JQ and WQ Trusts but Mr. Alan Quasha disclaims any beneficial ownership of these shares.

The following table sets forth the securities authorized for issuance under the stock option plan of our BriteWater International, Inc. wholly-owned subsidiary.

Equity Compensation Plan Information

Named Executive Officer	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted-Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)

Equity compensation plans approved by security holders	26,000	$14.50	74,000

Equity compensation plans not approved by security holders	0	N/A	0

Total	26,000	$14.50	74,000

CORPORATE GOVERNANCE

Dr. J. William Petty, Michael M. Ameen, Jr. and H. A. Smith have been determined by our Board of Directors to meet the requirements for independence under the listing standards of the NYSE – MKT (“MKT”) and SEC Rules, and “financially literate or sophisticated” as required by and in compliance with the listing standards of the MKT and the regulations of the SEC. Although our securities are no longer listed on the NYSE-MKT, we continue to determine the independence of directors under the NYSE-MKT listing standards. Our Board of Directors based its conclusions regarding the independence of these directors on (i) the fact that none of such persons is an executive officer or employee of the Company; and (ii) its opinion that none of such persons has a relationship which will interfere with the exercise of independent judgment in carrying out the responsibilities of such director. Our Board of Directors intends to analyze the independence issue annually to promote arms-length oversight.

As of September 30, 2013, our largest shareholder, Brean, beneficially owned approximately 66% of the combined voting power of our Common Stock. Brean is in a position to exercise significant influence over the election of our Board of Directors and other matters.

During 2012, our Board of Directors (the “Board”) held two regularly scheduled meetings and acted through unanimous written consent on seven separate occasions. During 2012, each member of our Board attended 100% of the total number of meetings of the Board and the Board Committee on which he served. Our independent directors meet in executive session at such times as they deem necessary, including on the dates of regularly scheduled meetings of the entire Board of Directors and meetings of the three standing committees of the Board of Directors, as determined by the independent directors. Our independent directors met in executive sessions nine times during the fiscal year ended December 31, 2012.

Our Chairman and CEO positions have been separate since 2003, although we do not have a specific policy to separate these positions. However, we believe that this separation of roles ensures a greater role for the non-employee directors in the oversight of the Company and in setting agendas and establishing priorities and procedures for the work of the Board than if these two positions were combined.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Our Board of Directors has standing Audit, Compensation and Nominating Committees, which we describe below.

Nominating Committee. The Nominating Committee of our Board is comprised of Mr. Smith, who chairs the Nominating Committee, and Messrs. Ameen and Petty. Each of the members of the Nominating Committee is “independent,” as independence is defined in the listing standards of the MKT. The Nominating Committee adopted a written charter on October 15, 2004, which is available on our website at www.hkninc.com. During 2012, the Nominating Committee held one official meeting and did not act by unanimous written consent during the year.

The Nominating Committee considers nominations for our Board, develops and reviews background information for candidates, and makes recommendations to our Board of Directors with respect to candidates for election as directors. The Nominating Committee identifies nominees for director through recommendations from directors, officers and stockholders. When evaluating nominees for director, the Nominating Committee considers several factors, including without limitation, the nominee’s ability to devote adequate time to the duties and responsibilities of our Board, the nominee’s independence under the requirements of the MKT and the rules and regulations of the SEC, and the nominee’s education and professional experience. The Nominating Committee believes that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. All of the nominees for director for 2013 are directors standing for re-election with one also serving as an executive officer of the Company.

Audit Committee. The Audit Committee of our Board (the “Audit Committee”) is composed entirely of independent directors who meet the independence, experience and other qualification requirements of the MKT, the Securities and Exchange Act of 1934 and the rules and regulations of the SEC. The Chairman of the Audit Committee, Dr. J. William Petty, has been determined by our Board of Directors to be an “audit committee financial expert” as defined by the MKT rules and the SEC rules and regulations and “financially sophisticated” as required by the MKT listing standards.

Our Audit Committee’s responsibilities are specified in the Audit Committee Charter (the “Charter”) which is available on our website at www.hkninc.com. As set forth in the Charter, the Audit Committee’s responsibilities include appointing, compensating, retaining and overseeing the work of the independent auditors for the Company (the “Auditors”), for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company. Our management retains the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. Our Audit Committee has implemented procedures to ensure that during the course of each fiscal year they devote the attention that they deem necessary or appropriate to each of the matters assigned to the Audit Committee under its Charter.

The Audit Committee is responsible for oversight of the Company’s risks related to accounting matters, financial reporting, and legal and regulatory compliance. To satisfy these overall responsibilities, the Committee separately meets regularly with the Company’s management and our independent auditors. The Audit Committee also reviews the Company’s financial statements and proposed audit adjustments.

In the discharge of its responsibilities and consistent with standing practices, the Audit Committee held four meetings during 2012. The Audit Committee also held a number of conference calls, informal meetings and communications among the various committee members, the Company’s Auditors and/or members of Company management throughout 2012.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and the Auditors the Company’s audited financial statements as of and for the year ended December 31, 2012. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee oversees the Company’s reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has discussed with the Auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, (AICPA Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received and reviewed the written disclosures and the letter from the Auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the Auditors the Auditors’ independence. The Audit Committee has concluded that the Auditors are independent from the Company and its management.

Based on the reviews and discussions referred to above, we recommend to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

By:	J. William Petty, Chair
Michael M. Ameen, Jr.
H. A. Smith

Compensation Committee. The Compensation Committee of our Board (“Compensation Committee”) is made up entirely of independent directors, as independence is defined in the listing standards of the MKT. Committee members are Michael M. Ameen, Jr., who chairs the committee, and Messrs. Smith and Petty. Our Compensation Committee does not operate under a written charter. Our Compensation Committee is responsible for establishing base salaries, bonuses, and other compensation for our executive officers, including the CEO, and directors. Our Compensation Committee has no authority to delegate its authority; however, the members may retain the services of a compensation consultant and may consider recommendations of the CEO and Chairman of our Board during the process of establishing compensation for other executive officers. The Compensation Committee held two regular meetings during 2012, acted by unanimous written consent one time and also held several conference calls, informal meetings and communications throughout 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with our management and, based on such review and discussion, has recommended the CD&A be included in our Information Statement for 2013.

By:	Michael M. Ameen, Jr., Chair
H. A. Smith
J. William Petty

Communicating with the Board

The Board encourages stockholders to communicate with the Board by writing to:

Board of Directors

c/o The Chairman

HKN, Inc.

180 State Street, Suite 200

Southlake, Texas 76092

The Board has authorized our management to review and organize communications from our stockholders and/or interested parties and deliver them to the Board. We forward communications to all directors if they relate to substantive matters. In general, we are more likely to forward communications relating to corporate governance or long-term strategy than communications relating to personal grievances and less significant matters.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. J. William Petty	$75,000	—	—	—	—	—	$75,000

Michael M. Ameen, Jr.	$75,000	—	—	—	—	—	$75,000

H. A. Smith	$75,000	—	—	—	—	—	$75,000

Alan G. Quasha	—	—	—	—	—	—	—

Mikel D. Faulkner (See 2012 Summary Compensation Table)	—	—	—	—	—	—	—

Board members are paid an annual fixed per director fee of $75 thousand, with no per meeting fee and no additional fee for a committee chairman.

Director performance is a key influence factor in organizational performance. Just as alignment of HKN’s strategic objectives for management compensation are critical, so too is directors’ compensation. To this end, directors’ compensation is assessed annually to monitor and adjust it, as appropriate, in order to ensure alignment with HKN’s strategic objectives.

The analysis and review of directors’ compensation is the responsibility of our Compensation Committee and our Board of Directors. In undertaking this responsibility, our Compensation Committee may review compensation surveys of our industry, and may also engage consultants who provide supplemental data considered in establishing the directors’ compensation. No third party compensation consultants were used during the fiscal year 2012. The Compensation Committee also takes into consideration HKN’s financial results for the previous fiscal year, as compared with internal objectives and targets, the business climate during the year and our industry in general. After our Compensation Committee has reviewed the data, it formulates a recommendation for review by our Board of Directors.

RELATED PARTY TRANSACTIONS

During 2012 to the date of this information statement, there were no related party transactions, or proposed related party transactions, except as described below.

HKN owns approximately 34% of the outstanding ordinary shares of Global Energy Development PLC (“Global”). Our CEO, Mr. Mikel Faulkner, serves as Chairman of Global. In March 2013, we entered into a new loan agreement (the “Global 2013 Note”) with Global to refinance the outstanding $5 million Global Note Receivable issued in September 2010 and the $12 million Global Loan issued in January 2012, into one $17 million note. The Global 2013 Note extended the maturity date to June 15, 2015 and increased the interest rate from 12.5% to 12.75%. Principal payments are required quarterly and began on March 31, 2013. During the nine months ended September 30, 2013, we have received $3.5 million in principal payments from Global. Accrued interest on the outstanding principal balance is due on each quarterly principal payment date. Payment of the Global 2013 Note is guaranteed by Global’s principal operating subsidiary. In connection with the new loan agreement, Global paid us a transaction fee of $340 thousand, of which $274 thousand was deferred and presented net of our long term notes receivable at June 30, 2013. The remaining deferred transaction fee will be recognized over the life of the loan. Additionally, we recognized $86 thousand of unamortized origination fees related to the old loans upon execution of the new note agreement. The remaining payments due to us under the new Global 2013 Note are as follows: $1.5 million due quarterly from December 31, 2013 through March 31, 2015 and $4.5 million due June 15, 2015.

The Audit Committee Charter authorizes our Audit Committee to review and approve all related party transactions in the absence of a separate committee being established by our Board for that purpose. The Audit Committee and a Special Committee composed of Messrs. Ameen, Smith and Petty both reviewed and approved the Global 2013 Note and related amendments. Other than as addressed in the Audit Committee Charter, we do not employ specific written procedures for the review, approval or ratification of related party transactions involving our directors, officers and employees or their family members, but we consider such transactions on a case-by-case basis.

EXECUTIVE OFFICERS OF HKN

The officers of HKN are elected annually by the Board on the date of each Annual Meeting of Stockholders, or as soon thereafter as practicable. Each officer holds office until the earlier of such time as his or her successor is duly elected and qualified, or his or her death, resignation or removal from office. Any officer elected or appointed by the Board may be removed by the Board whenever, in its judgment, the best interests of HKN will be served thereby.

The executive officers of HKN, their ages and positions held with HKN and their business experience for the past five years are:

Name	Age	Position Held with HKN

Mikel D. Faulkner	64	Director, Chief Executive Officer and President

Sarah B. Gasch	37	Executive Vice President and Chief Financial Officer

Mikel D. Faulkner, Chief Executive Officer of HKN since 1982 and President of HKN since March 2003. From 1991 to March 2003, Mr. Faulkner served as Chairman of the Board of HKN and, from 1982 to February 1993, Mr. Faulkner served as President of HKN. Mr. Faulkner currently serves as Chairman of the Board of Directors of Global Energy Development PLC (“Global”), a position he has held since April 2002; HKN holds an approximate 34% interest in Global. From August 2007 to July 2008, Mr. Faulkner served on the board of directors and as a member of the compensation committee of Spitfire Energy, Ltd., a Canadian public company. Since October 2009, Mr. Faulkner has served as a director of First Cash Financial Services and is currently a member of their Compensation and Audit Committees.

Sarah B. Gasch has served as Executive Vice President and Chief Financial Officer of HKN since February 2011. Prior to that, Ms. Gasch served as Controller and Corporate Secretary of HKN since 2009 and also served as HKN’s Chief Accounting Officer upon joining HKN in 2006. Prior to joining HKN, Ms. Gasch served as Vice President and Chief Accounting Officer of GreenHunter Energy, Inc.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

The principal objective of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To meet this objective, we use a combination of base salary, performance based cash bonuses and equity awards. Our compensation program is designed to reward each executive based on his/her level of responsibility, his/her individual performance and to align executive performance with the enhancement of shareholder value.

Our executive compensation guidelines are developed and monitored by our Compensation Committee. The Compensation Committee bears principal responsibility for determining appropriate compensation for our Chief Executive Officer and our other two most highly compensated executive officers, (referred to as “named executive officers” or “NEO’s” in this filing). In fulfilling its role, our Compensation Committee is responsible for establishing guidelines to be used to measure our overall performance and that of each NEO and the corresponding adjustments to each NEO’s compensation levels. From time to time, our Compensation Committee will meet with our Chief Executive Officer to discuss executive compensation matters with regard to the other NEO’s in general. The Compensation Committee also meets without our Chief Executive Officer present and evaluates his performance compared with previously established financial and non-financial goals and guidelines.

Our compensation program elements allow us to meet our objectives by linking individual performance and company performance in determining a compensation package for each NEO that both rewards and motivates.

Overall Program Objectives

The principal objective of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we clearly communicate what is expected of executives with respect to performance goals. Compensation is designed to align actual compensation with performance results, delivering more compensation to executives when we achieve performance objectives and increased value to shareholders, with an inverse relationship occurring when we achieve lower performance results. Our Compensation Committee deliberates among its members to ensure guidelines and maximum performance goals are aggressive enough to warrant cash bonuses and adjustments to salary levels.

Achievement of our objectives is sought by providing the following primary executive compensation elements:

•	A base salary that represents cash compensation based on internal equity and external industry-based competitiveness;
•	A performance-based annual cash bonus that provides each NEO an opportunity to earn cash awards based upon the achievement of goals, performance targets and other guidelines during the course of a fiscal year;
•	Long term equity incentive plan that provides employees the opportunity to earn equity awards based upon the achievements of goals, performance targets and other guidelines during the course of a fiscal year;

•	Benefit programs provided to all employees during 2012, including health care benefits, life insurance premium benefits, dental, vision, and 401(k) programs.

We strive to provide a compensation opportunity for each NEO that is competitive with similar companies in a similar industry. In doing so, we consider competitive market compensation data; including the compensation practices of peers, as well as broader industry compensation survey data.

Our Compensation Committee also reviews each NEO’s skills, scope of responsibilities, performance and effectiveness in supporting our overall goals.

Our Compensation Committee is also tasked with evaluating the impact of compensation policies and practices for all employees on the Company’s overall risk management. The Committee does not believe that its compensation policies and practices are reasonably likely to produce risks that would have a material adverse effect on the registrant. In reaching its conclusion, the Committee noted particularly that none of its business segments have material compensation which is structured significantly differently than other segments within the Company.

Executive Compensation Elements

Base Salary

Purpose: The purpose of base salary is to reflect each executive’s job responsibilities, individual performance and competitive compensation levels.

Considerations: Our Compensation Committee reviews and determines, on an annual basis, the base salaries of each NEO. Individual base salary levels are based upon years of experience and individual performance. This amount is not generally at risk and may be adjusted annually based on merit and external market conditions.

Annual Incentive Bonus

Purpose: The purpose of the annual cash incentive bonus is to align executive performance with annual strategic goals while enhancing shareholder value. To accomplish this objective we provide incentives in the form of an annual cash bonus upon the attainment of certain performance goals set out at the beginning of each year under general guidelines developed by our Compensation Committee.

Considerations: At the beginning of each year, our Compensation Committee establishes certain guidelines that can include financial and other performance targets. Cash bonus awards are considered annually through a discussion and determination of our Compensation Committee and our Board of Directors on key measures that drive performance. Our Board of Directors and management consider current performance, including strengths and performance gaps, to determine what areas need to be incented to achieve the strategic objectives for the year.

Equity and Long Term Compensation

Purpose: The Company’s subsidiary, BWI, has a Stock Option Plan, which was adopted during April 2012, for the granting of nonqualified stock options to employees of BWI, its parent or subsidiaries and nonemployee directors of BWI. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating such persons and to closely align the personal interests of such persons to that of the Company.

Considerations: The Compensation Committee may from time to time, in its discretion, grant employees of BWI, its parent or subsidiaries and nonemployee directors of BWI stock options. These options are designed to reward participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders and will align the economic interest of the participant with those of the shareholders. The Compensation Committee will consider current performance, including strengths and performance gaps, to determine what areas need to be incented to achieve the strategic objectives for the year. Prior to 2012, we did not have in place any stock option or equity-based compensation plans.

Additional Benefits

Each NEO, as reflected in the All Other Compensation column of the 2012 Summary Compensation Table, also received life insurance premium benefits during 2012 and is entitled to participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., the 401(k) plan, health insurance and other employee benefits). Such participation in these benefit plans exists on the same terms for all of our employees.

In addition, our Compensation Committee has elected to furnish our President and CEO with a company car. The responsibilities of our CEO’s position require frequent business travel within the State of Texas and the use of this company car is primarily for such business travel. The use of this company car is a cost saving measure to us, saving on airline travel, car rental and other transportation costs, while allowing our CEO flexibility in the performance of the duties of his position.

The Compensation Committee has also elected to furnish our President and CEO as well as the President of our Arctic Star Alaska subsidiary with memberships to certain clubs to facilitate business meetings and initiate and strengthen business relationships.

Total Compensation

Each element of compensation is independently set for each NEO. As a result, the allocation of each compensation component can vary by NEO.

Year-end 2012 Cash Bonus Awards and 2013 Compensation

In setting year-end 2012 cash bonuses and 2013 compensation levels, our Compensation Committee used internally developed guidelines, targeting certain performance goals. The Committee also assessed the competitiveness of each NEO’s base salary.

2013 Compensation

Our Compensation Committee concluded that the base salary levels for each NEO should be raised for 2013 in order to ensure that our overall compensation remains competitive and approved and authorized the 2013 base salary for each NEO at its meeting in December 2012. Adjustments to base salary can also reflect increased experience and individual contributions of the employee. The table below shows the 2013 base salary for each NEO:

Officer	2013 Salary

Mikel D. Faulkner	$325,000

Sarah B. Gasch	$270,000

Nelda F. Bruce	$215,000

Year-end 2012 Cash Bonus Awards

The bonus determinations for the NEOs are based upon performance against financial performance targets and against functional performance measures. The financial performance targets and guidelines were exceeded for 2012 and our Compensation Committee determined to award cash bonuses to our NEOs based on both our financial performance and functional performance measures in attaining these successes for 2012. The bonus amounts for each NEO are shown in the 2012 Summary Compensation Table that follows. Our Compensation Committee determined and authorized the payment of these cash bonus awards in December 2012.

Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

EXECUTIVE COMPENSATION

The 2012 Summary Compensation Table below sets forth certain information regarding NEO compensation during fiscal years 2012 and 2011. Tables for deferred compensation payments are not presented because HKN does not provide for such forms of compensation.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option awards (2)	All Other Compensation		Total

Mikel D. Faulkner	2012	$275,000	$255,000	$25,680	$52,284	(3)	$607,964
President & CEO	2011	$362,562	$50,000	0	$33,296	(3)	$445,858

Sarah B. Gasch	2012	$238,700	$40,250	$12,840	$17,459	(4)	$309,249
Executive Vice President and Chief Financial Officer	2011	$200,200	$150,000	0	$12,593	(4)	$362,793

Nelda F. Bruce	2012	$178,700	$36,250	0	$18,571	(5)	$233,521
Vice President Finance and Corporate Secretary (6)

(1)	The bonus amounts earned and paid in 2012 include bonus awards for fiscal year 2012 to each officer. In addition to his 2012 bonus, Mikel D. Faulkner had a $175,000 bonus award for fiscal year 2011 (which was paid in 2012).

The bonus amounts earned and paid in 2011 include bonus awards for fiscal year 2011 to each officer.

(2)	Represents the aggregate grant date fair value in accordance with Accounting Standards Codification 718, “Stock Compensation”. For a discussion of the assumptions made in the valuation of option awards, please refer to Note 11 – “BWI Stock Compensation” to our Consolidated Financial Statements for the fiscal year ended December 31, 2012.

(3)	All other compensation for 2012 for Mikel D. Faulkner includes the values of personal use of a company car, value of life insurance premiums paid by HKN, value of HKN’s employer contributions for employee’s 401(k), a payment for unused Personal Time Off earned in 2012, a fee allowance and a Health Savings Account contribution.

All other compensation for 2011 for Mikel D. Faulkner includes the values of personal use of a company car, value of HKN’s employer contributions to employee’s 401(k), a payment for unused Personal Time Off earned in 2011 and a Health Savings Account contribution.

(4)	All other compensation for 2012 for Sarah B. Gasch includes the value of HKN’s employer contributions to employee’s 401(k), value of life insurance premiums paid by HKN and a Health Savings Account contribution.

All other compensation for 2011 for Sarah B. Gasch includes the value of HKN’s employer contributions to employee’s 401(k) and a Health Savings Account contribution.

(5)	All other compensation for 2012 for Nelda Bruce includes the value of HKN’s employer contributions to employee’s 401(k), value of life insurance premiums paid by HKN and a Health Savings Account contribution.

(6)	In May 2013, Ms. Bruce resigned her position with HKN. Ms. Bruce is currently the Director and Chief Financial Officer of our wholly-owned subsidiary, BriteWater International, Inc.

The following table sets forth the detail of all outstanding equity awards under the BWI Stock Option Plan by named executive officer.

Outstanding Equity Awards at Fiscal Year-End
Named Executive Officer	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Mikel D. Faulkner	12,000	$14.50	2022

Sarah B. Gasch	6,000	$14.50	2022

Nelda F. Bruce	0	N/A	N/A

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, Dr. J. William Petty and Messrs. Ameen and Smith were members of HKN’s Compensation Committee and participated in all deliberations concerning executive compensation. No executive officer of HKN served as a member of the Compensation Committee during 2012. None of the named Executive Officers serves or has served as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving on HKN’s Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires HKN’s directors and executive officers, and any persons who own more than ten percent of a registered class of HKN’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of HKN. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish HKN with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and written representations from certain reporting persons, HKN believes that all filing requirements applicable to its directors and executive officers have been complied with during 2012.

PROPOSAL ONE

TO ELECT FIVE DIRECTORS TO SERVE AS HKN’S BOARD OF DIRECTORS

HKN’s Board of Directors is composed of five directors. Directors are elected annually to serve until the next annual meeting of stockholders, or until their successors are elected and have been qualified. At the Annual Meeting, the five nominees named below are to be elected to serve until the 2013 Annual Meeting or until their successors have been elected and have been qualified. Each nominee is now a HKN director.

In evaluating its nominees for director, the Board expects that each of its members will:

•	exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of the Company;

•	participate in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out their duties and responsibilities;

•	devote the time and effort necessary to learn the business of the Company and the Board; and

•	represent the long-term interests of all shareholders.

The Board of Directors has also determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight of the Company. In addition to the targeted skill areas, the Board believes that each of its nominees should have demonstrated achievement in one or more of the following areas:

•	Strategy – knowledge of the Company’s business model, the formulation of corporate strategies, and knowledge of key competitors and global markets;

•	Leadership – the ability to assist the CEO and the executive officers in their development;

•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness, and organizational design;

•	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates; and

•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

The Company has not developed a specific policy regarding diversity. However, as part of its periodic self-assessment process, the Board determines the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short and long-term.

Under the DCGL and our Bylaws, the Written Consent is sufficient to elect all nominees to our board of directors without the vote or consent of any of the other stockholders of the Company.

Nominees for Directors

Information about the nominees for election as directors appears below:

Name, Age and Business Experience	Director Since

Michael M. Ameen, Jr. (Age 89), Independent Consultant on Middle East Affairs since 1991. From 1989 to 1999, Mr. Ameen served as a part time consultant to HKN with regard to Middle Eastern exploration projects. Mr. Ameen has previously served as director of American Near East Refugee Aid; past director of Amideast; past director of Middle East Institute; past director of International College in Beirut, Lebanon; past vice president of government relations and director of Washington office of Aramco; past president of Mobil Middle East Development Corporation; and Member, Energy Intelligence Group International Advisory Board.	1994

Mikel D. Faulkner (Age 64), Chief Executive Officer of HKN since 1982 and President of HKN since March 2003. From 1991 to March 2003, Mr. Faulkner served as Chairman of the Board of HKN and, from 1982 to February 1993, Mr. Faulkner served as President of HKN. Mr. Faulkner currently serves as Chairman of the Board of Directors of Global Energy Development PLC (“Global”), a position he has held since April 2002; HKN holds an approximate 34% interest in Global. From August 2007 to July 2008, Mr. Faulkner served on the board of directors and as a member of the compensation committee of Spitfire Energy, Ltd., a Canadian public company. Since October 2009, Mr. Faulkner has served as a director of First Cash Financial Services and is currently a member of their Compensation and Audit Committees.	1982

Dr. J. William Petty (Age 71), Professor of Finance and the W.W. Caruth Chairholder of Entrepreneurship at Baylor University since 1990. From December 1979 to 1990, Dr. Petty served as dean of the Business School at Abilene Christian University. Dr. Petty also serves as the Academic Director of the Baylor Angel Network. The Angel Network consists of high net worth alumni and friends of Baylor University who actively invest in early-stage high potential companies.	2000

Alan G. Quasha (Age 64), President of Quadrant Management, Inc. (“Quadrant”), an investment management company, since 1988. Mr. Quasha has served as Chairman of the Board of HKN since March 2003 and previously served as Chairman of the Board of HKN from June 1983 to February 1991. Mr. Quasha has served as a director of Compagnie Financiére Richemont SA, a Swiss luxury goods company, since its formation in 1988, and American Express Funds, the mutual fund arm of American Express Company, from May 2002 to April 2004. From April 1994 to April 1997 Mr. Quasha served as a governor of the American Stock Exchange.	2003

Name, Age and Business Experience	Director Since

H.A. Smith (Age 76), Consultant to Schlumberger Inc., an oil field service company, since June 1991. Previously, Mr. Smith served as Vice President-Customer Relations for Smith International, Inc. Mr. Smith served as a director of Brigham Exploration Company, an independent oil and gas exploration and production company from 2002 to 2011, where he also served as a member of their Compensation Committee. Mr. Smith also serves as a director of Stallion Oilfield Services Ltd. and is currently a member of their Compensation Committee.	1997

Each of the nominees named above was recommended to the Board by the Nominating Committee for election by the stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Hein & Associates LLP (“Hein”) served as HKN’s independent registered public accounting firm for the years ended December 31, 2012 and 2011.

The following table sets forth information concerning the fees billed by HKN’s independent registered public accountants during the last two fiscal years.

	2012	2011
Audit Fees	$116,063	$118,800
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Audit Fees include fees billed for the audit of the consolidated financial statements and quarterly reviews of unaudited financial statements.

The Audit Committee, or a designated member thereof, pre-approves audit and non-audit services rendered by its independent registered public accounting firm to HKN and its subsidiaries. If pre-approval authority is delegated, the delegate must report back to the Audit Committee at the first Audit Committee meeting following any approval. For the fiscal year 2012, 100% of all audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by HKN’s independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All persons involved in the services performed by Hein during 2012 were permanent, full-time employees of Hein.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Stockholder Proposals

HKN’s bylaws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain ownership, advance notice, informational and other applicable requirements. With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the Corporate Secretary of HKN at 180 State Street, Suite 200, Southlake, Texas 76092 setting forth certain information, including the following:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;
•	the name and address of the proposing stockholder;
•	the number of shares of Common Stock beneficially owned by the proposing stockholder;
•	the length of time such shares of Common Stock have been beneficially owned by the proposing stockholder; and
•	any material interest of the proposing stockholder in such business.

The notice must be delivered to the Corporate Secretary (a) at least 60, but not more than 90, days before any scheduled meeting or (b) if less than 70 days’ notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier. Any such recommendation received by the Secretary of HKN will be presented to the Nominating Committee for consideration, based upon the criteria and process described in “Corporate Governance” and “Nominating Committee”.

Board Nominations

A stockholder may recommend a nominee to become a director of HKN by giving the Secretary of HKN (at the address set forth above) a written notice setting forth the following information concerning each person the stockholder proposes to nominate (a “Proposed Nominee”):

•	The name, age, business address and residence of the Proposed Nominee;
•	The principal occupation or employment of the Proposed Nominee;
•	The number of shares of Common Stock beneficially owned by the Proposed Nominee; and
•	Any other information relating to the Proposed Nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules of the SEC.

The stockholder’s notice must also contain the following information concerning the proposing stockholder:

•	The name and record address of the proposing stockholder;
•	The number of shares of Common Stock beneficially owned by the proposing stockholder; and
•	The length of time such shares of Common Stock have been beneficially owned by the proposing stockholder.

Such nominations must be made pursuant to the same advance notice requirements, including deadlines for receipt, for stockholder proposals set forth above. In addition, any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

General Information

HKN’s annual meetings are held each year at a time and place designated by HKN’s Board of Directors in the notice of the meeting. Copies of HKN’s bylaws are available upon written request made to the Secretary of HKN at the above address. The requirements described above do not supersede the requirements or conditions established by the SEC for stockholder proposals to be included in HKN’s proxy materials for a meeting of stockholders. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and HKN’s bylaws.

OTHER INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for shareholders and cost savings for HKN. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify HKN that they wish to continue receiving multiple copies. HKN has undertaken householding to reduce its printing costs and postage fees. If shareholders wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, a shareholder may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in August of each year in which an annual meeting of shareholders is being held, by notifying HKN in writing at 180 State Street, Suite 200, Southlake, TX 76092 or by contacting HKN at 817-424-2424. Shareholders also may request additional copies of the proxy materials by notifying HKN in writing at the above-referenced address or contacting HKN at the above-referenced telephone number, and HKN will undertake to deliver such additional copies promptly.

By Order of the Board of Directors

/s/ Sarah B. Gasch

Sarah B. Gasch

Executive Vice President and Chief Financial Officer

Southlake, Texas

October 10, 2013

Annex A

WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF 2013 ANNUAL MEETING OF STOCKHOLDERS

OF

HKN, INC.

The undersigned, being the holder of more than a majority of the outstanding shares of common stock of HKN, Inc., a Delaware corporation (the “Company”), hereby take the following actions and adopt the following resolutions by written consent, pursuant to Section 228 of the Delaware General Corporation Law without an annual meeting of stockholders for the fiscal year 2013 by reason of having not less than the minimum number of votes that would be necessary to authorize or take such actions and adopt such resolutions at an annual meeting of stockholders which all shares entitled to vote thereon were present and voted, effective as of the earliest date permitted after a definitive Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended, is made available to the Company’s stockholders:

BE IT RESOLVED, that, the following persons are hereby elected to serve as directors until the next annual meeting of shareholders, or until their successors are elected and have been qualified:

Michael M. Ameen, Jr.

Mikel D. Faulkner

Dr. William J. Petty

Alan G. Quasha

H. A. Smith

IN WITNESS WHEREOF, the undersigned, being the holder of more than a majority of the outstanding shares of common stock of HKN, Inc., has executed this Written Consent effective August 31, 2013.

Name of Stockholder:	Number of Shares of Common Stock Owned

Brean Murray Carret Group, Inc.	264,325

/s/ Susan V. Demers
Name: Susan V. Demers
Title: For VICALI SERVICES (BVI) INC.	Total shares voted: 264,325
Corporate Director	Percentage of Outstanding Shares: 65.76%*
*based upon 401,941 shares of common stock issued and outstanding at August 31, 2013

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